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                                                                    EXHIBIT 99.1

                                                                    News Release
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                            United Bankshares, Inc.


For Immediate Release                   Contact: Steven E. Wilson (304) 424-8704
December 27, 2000

              United Bankshares, Inc. Restructures Balance Sheet

     United Bankshares, Inc. (NASDAQ: UBSI), today announced that it has restructured its balance sheet by selling approximately $437 million of lower yielding, fixed rate securities which have been carried as available for sale. A majority of the proceeds of the sale was reinvested in higher yielding, fixed rate securities with an average maturity comparable with those securities sold. A portion of the sale proceeds was also used to pay down short-term borrowings and to repurchase shares of United's common stock. The sale of securities resulted in an after-tax charge of approximately $9.7 million or $0.23 per diluted share, all of which will be realized in the fourth quarter of 2000.

     Like many other regional banking companies, United restructured its balance sheet to take advantage of market conditions and improve future earnings. Richard Adams, Chairman of the Board and Chief Executive Officer commented that, "The restructuring should improve future profitability and enhance shareholder value".

     Core earnings continue at record levels and third quarter reported earnings results were strong with year to date before tax earnings of $81.3 million or $1.29 per share. For the first nine months ended September 30, 2000, United achieved an annualized return on average assets of 1.48% and an annualized return on average equity of 18.08%. On a cash basis, the annualized return on average tangible assets was 1.55% and 1.53% for the third quarter and first nine months of 2000, respectively, while the annualized return on average tangible equity was 20.59% and 20.75%, respectively, for the same periods in 2000. These key financial performance ratios are indicative of United's earnings strength. United continues to be one of the best performing regional banking companies in the nation.

     United's asset quality remained solid for the quarter and has improved significantly since year-end. Nonperforming loans were $16.7 million at September 30, 2000, as compared to $17.1 million at June 30, 2000, and $20.7 million at December 31, 1999. Nonperforming loans represented 0.34% of total assets at the end of the first nine months of 2000, as compared to 0.41% for United at year end 1999. The loan delinquency ratio is a low 1.79%.

     The fourth quarter dividend was $0.21 per share, which made the year 2000 the twenty-seventh consecutive year of dividend increases for United shareholders. Analysts are projecting record earnings for 2001.

     United Bankshares, with $5 billion in assets, has 76 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares' stock is traded on the NASDAQ (National Association of Securities Dealers Quotation System) National Market System under the quotation symbol "UBSI".

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.